                                                                   EXHIBIT 10.13

                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------


     This Memorandum of Understanding ("MOU") is entered into effective as of the 6th day of July, 1998, by and among William Porter Payne, a resident of the State of Georgia ("Payne"), Premiere Technologies, Inc., a Georgia corporation ("Premiere"), and Endeavor Technologies, Inc., a Georgia corporation ("Endeavor").

     WHEREAS, effective May 22, 1998, Premiere and Payne agreed that Payne would be employed by Premiere's wholly-owned subsidiary, Orchestrate.com, Inc. ("Orchestrate"), and, in respect of such service, would enter into a two-year employment agreement with Premiere providing for (i) a salary of $750,000 per year, (ii) a minimum bonus of $250,000 per year, (iii) a car allowance of $1,000 per month and (iv) options to purchase 500,000 shares of Common Stock of Premiere, in addition to certain other benefits and remuneration agreed upon by the parties at such time, which agreement was reflected in and subsumed by an Executive Employment and Incentive Option Agreement dated July 6, 1998 between Premiere and Payne (the "Payne Employment Agreement");

     WHEREAS, as Chairman of Orchestrate, one of Payne's principal duties is to assist Endeavor in the development of its business for the purpose of increasing revenue opportunities for Premiere and enhancing the value of Premiere's interest in Endeavor, recognizing that (i) Premiere is a substantial shareholder of Endeavor and (ii) Endeavor represents an important channel for the distribution of Premiere's "Orchestrate" family of products;

     WHEREAS, in entering into the Payne Employment Agreement, the parties contemplated that Payne, acting in his capacity as Chairman of Orchestrate, would play a significant role in the development of Endeavor's "WebMD" product, and that Endeavor would also compensate for such assistance through the grant to Payne of an option to purchase 200,000 shares of Common Stock of Endeavor at an exercise price of $2.00 per share;

     WHEREAS, Premiere and Endeavor have determined that Payne's services to Endeavor are so valuable to Endeavor that it is both useful and appropriate for Endeavor to reimburse Premiere for a portion of his services as an employee of Premiere;

     WHEREAS, Premiere and Endeavor are prepared to share Payne's services on the basis described herein; and

     WHEREAS, to avoid future disputes, ambiguities and conflicts of interest, each of Payne, Premiere and Endeavor desire to set forth in writing the nature of the sharing arrangement they are prepared to enter into with respect to Payne's services.
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     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this MOU, the parties hereto agree as follows:

     1. SHARING ARRANGEMENT. Each of Payne, Premiere and Endeavor agrees that, notwithstanding that Payne is a full-time employee of Premiere or the contrary provisions of the Payne Employment Agreement, Payne may devote up to 60% of his time (or roughly three days a week) directly to the business of Endeavor. As an employee of Premiere, Payne shall have the title of Chairman of Orchestrate. In his service to Endeavor, Payne may serve as a member of its Board of Directors and have the title of Vice Chairman, but shall not otherwise serve as an officer or employee of Endeavor. Without Premiere's prior written consent, in his service to Endeavor, Payne shall not carry any title that implies that he serves as an employee of Endeavor. The Board of Directors of Endeavor shall act expeditiously to create a vacancy on the Board and to appoint Payne to fill that vacancy as soon as possible. Payne's appointment to the Board of Directors of Endeavor shall not fulfill Endeavor's obligation to appoint a Premiere designated director to the Board of Endeavor pursuant to Section 2 of the First Amendment to Restated Shareholders Agreement of Endeavor Technologies, Inc. dated December 15, 1997.

     2. COMPENSATION. Effective as of August 6, 1998, for the balance of the two-year term of Payne's agreed-upon employment with Premiere, Endeavor agrees to reimburse Premiere for one-half of (i) Payne's salary of $750,000 per year,
(ii) minimum bonus of $250,000 per year and (iii) automobile allowance of $1,000 per month provided under the Payne Employment Agreement.

     Endeavor shall be obligated to indemnify Payne for his service to Endeavor pursuant to a standard form of Indemnification Agreement between Endeavor and its directors. Endeavor has previously agreed to provide Payne options to purchase 200,000 shares of Common Stock of Endeavor at an exercise price of $2.00 per share in connection with its efforts to recruit Payne to Endeavor's Board of Directors, and it will honor this agreement.

     Except as set forth in this Section 2, Endeavor shall have no further compensation obligations to Payne or Premiere relating to Payne's employment, but shall reimburse Payne in accordance with its corporate policies for expenses incurred by Payne in discharging the business of Endeavor.

     3. OFFICE AND STAFF RESOURCES. As Payne's employer, Premiere shall provide Payne (i) an office at Premiere's headquarters in Atlanta, Georgia and
(ii) a secretary. All of the expenses associated with such arrangements shall be borne by Premiere.

     4. RESPONSIBILITIES. Premiere and Endeavor agree that the principal services offered by Payne to them involve the establishment and/or continuation of sales and marketing efforts and the creation of strategic relationships principally with large corporations. In order to reduce the potential that Payne's sales and marketing efforts on

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behalf of one company may conflict with his efforts on behalf of the other company, each of Payne, Premiere and Endeavor agrees that:

          (a) On behalf of Endeavor, Payne's responsibilities will be directed toward the establishment of Endeavor as a leading provider of healthcare-related Internet services, including healthcare content and turnkey solutions, delivered (at least in part) through Premiere's Orchestrate(R) service and network. In this capacity, Payne will seek to create strategic relationships and/or sales relationships with healthcare organizations, providers and insurers and the providers of healthcare information and other healthcare-related "content" delivered via the Internet. Payne and Endeavor agree with Premiere that business opportunities and potential strategic relationships that involve the marketing, sale or provision of communications services or solutions via the Internet, private data networks or the public switched telephone network, including without limitation long distance calling cards, voice messaging services, enhanced document distribution services, conferencing services, unified messaging services, or other services commonly understood by Premiere and Endeavor as elements of Premiere's Orchestrate(R) service (whether involving the provision of communications services through the Internet, private data networks or via the public switched telephone network) (collectively, "Enhanced Communications Services") shall be directed to Premiere; and

          (b) On behalf of Premiere, Payne's marketing and sales efforts will be directed to the continuation of Premiere as a leading provider of Enhanced Communications Services, including without limitation, the establishment of Orchestrate(R) as the leading Web-enabled enhanced communications solution. In this capacity, Payne will provide marketing and sales services, as directed by the Chairman or President of Premiere, on behalf of Premiere and each of its subsidiaries, and will seek to create strategic relationships and/or sales relationships with entities or organizations who may themselves, or whose customers may, seek Enhanced Communications Services, including without limitation, Orchestrate(R) services. Payne and Premiere agree with Endeavor that business opportunities and potential strategic relationships that involve the marketing, sale or provision of healthcare-related Internet services such as content and turnkey solutions shall be directed to Endeavor.

     Any facts raising conflicts or potential conflicts in terms of Payne's allegiances shall be reported to the Chief Executive Officers of the Company and Endeavor for an appropriate, mutually acceptable resolution. Such conflicts or potential conflicts shall

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include, without limitation, any such conflicts or potential conflicts arising from the expansion of either party's business beyond the scope of such business as presently conducted.

     5. EXCULPATORY PROVISION. Premiere shall not be liable for, and Payne and Endeavor hereby agree to hold Premiere harmless against, any loss, cost, liability or expense (including attorneys' fees and costs and expenses of investigation) directly or indirectly occurring or arising from actions taken by Payne (or omissions or failures to act on his part) occurring in the course of Payne's service to Endeavor or any subsidiary or affiliate thereof.

     Endeavor shall not be liable for, and Payne and Premiere hereby agree to hold Endeavor harmless against, any loss, cost, liability or expense (including attorneys' fees and costs and expenses of investigation) directly or indirectly occurring or arising from actions taken by Payne (or omissions or failures to act on his part) occurring in the course of Payne's employment to Premiere or any subsidiary or affiliate thereof.

     6. BINDING INTENT; GOVERNING LAW. This MOU shall constitute a binding and enforceable agreement among the parties hereto with respect to the subject matter hereof. This MOU shall be governed by and construed in accordance with the laws of the State of Georgia, and may be executed in counterparts, all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this MOU effective as of the 6th day of July, 1998.

                                     WILLIAM PORTER PAYNE

                                     /s/ William Porter Payne
                                     --------------------------


                                     ENDEAVOR TECHNOLOGIES, INC.

                                     By:  /s/ W. Michael Heekin
                                          ---------------------
                                     Its:  COO
                                           --------------------


                                     PREMIERE TECHNOLOGIES, INC.

                                     By:  /s/ Boland Jones
                                          ---------------------
                                     Its:  CEO
                                           --------------------

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